Exhibit 10.4
Amendment #2
To the
THERMOENERGY CORPORATION (LICENSEE)/BATTELLE MEMORIAL
INSTITUTE (BMI)
License Agreement (having an effective date of December 30, 1997)

_________________________________________________________________________

Whereas, LICENSEE has an opportunity to grant sublicenses under the License Agreement but believes that the royalty currently provided by the License Agreement makes the business case unattractive, and

Whereas, BMI is willing to amend the royalty terms to encourage commercialization of the technology through sublicensing by LICENSEE,

Now, therefore, the parties mutually agree, effective January 1, 2005, that

1.
Articles 4A and 4B are hereby deleted and the following new Articles 4A and 4B are hereby added to the License Agreement:

A. In the event LICENSEE or its sublicensee enters into an agreement with a customer wherein the LICENSEE or its sublicensee will design, build and/or, optionally, operate a municipal wastewater facility licensed hereunder for a sum of money or other consideration which includes optionally the sale of equipment and/or the payment of continuing royalties related to the operation, LICENSEE agrees to pay to BMI, (1) a lump sum of five percent (5%) of the cost (price charged to the customer) of the installed equipment at the time of commissioning the facility, and (2) a continuing royalty at the rate of one and one-half percent (1.5%) of all revenues (but excluding revenues for amortization of principal or interest on the facility capital) received from the customer for such operation but not less than two cents ($0.02) per pound of ammonia recovered in the operation.

In the general case, it is anticipated that the installed cost of a facility utilizing the INVENTIONS shall be known and supported by invoice records. If costs for land, building, yard improvements, service facilities, taxes, contingency fees and working capital are incorporated into the invoice supported installed cost, then these costs may be deducted prior to determination of the royalty due to BMI. It is understood that in some circumstances, the total installed cost of a facility used to implement the INVENTIONS may not be separately and specifically invoiced apart from some larger facility in such cases, for purposes of this Agreement, the installed cost of a facility shall be calculated as equal to 2.72 times the total delivered cost of the major purchased equipment components, equipment installation, instrumentation, piping, electric wiring, engineering and supervision, construction expenses and contractor’s fee of five percent (5%) on the above. It does not include land, building yard improvements, service facilities, taxes, contingency fees or working capital.

B. (Deleted)

2.	All of the other terms remain in full force and effect.

THERMOENERGY CORPORATION	BATTELLE MEMORIAL INSTITUTE

/s/ D Cossey	/s/ Barry S. Bissell
Signature	Signature

D Cossey	Barry S. Bissell
Typed or Printed Name	Typed or Printed Name

11/05/05	13 July 2005
Date	Date